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                                                                     Exhibit 3.3
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                                TERM OF ADHESION

The undersigned companies, NEWARK FINANCIAL, INC. a duly organized company and in valid existence pursuant to the laws of the British Virgin Islands, with headquarters at Vanterpool Plaza, Wickhams Cay, Road Town, Tortola, British Virgin Islands, herein represented by its duly authorized legal representatives, ("Newark"), as the BUYER of 127,506,457 nominative Aracruz Celulose S.A. common shares ("Aracruz"), representing 28% of the Aracruz voting stock ("the Stock"), and VOTORANTIM CELULOSE E PAPEL S.A., a duly organized company and in valid existence pursuant to the laws of the Federative Republic of Brazil, with headquarters on Alameda Santos, 1357, 6 (degree) andar, Sao Paulo, Brazil, herein represented by its duly authorized legal representatives, ("VCP"), whereas:

(a) Pursuant to the terms in the Eighth Clause of the Stockholders Agreement executed between the Lorentzen Business Group, the Safra Business Group, the BNDESPAR and Mondi Brazil Limited, on January 22, 1988, altered by means of its First Addition dated June 30, 1989, and by the term of Adhesion dated June 13, 1996 ("The Stockholders Agreement"), and as a

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condition prior to the transference of the Stock to its ownership, Newark herein adheres, in an unconditional and irrevocable manner, to the terms and conditions of the Stockholders Agreement, therefore becoming a signing member;

(b) In consequence of said adhesion, Newark herein (i) agrees to abide by the terms and conditions of the Stockholders Agreement; (ii) under the terms of the above item (i), and acknowledges that, upon the transference of the "Stock" owned by Mondi Brazil Limited to its name, it will then become the holder of any and all rights and obligations contained in the Stockholders Agreement, which originally entrusted Mondi Brazil Limited, particularly, without limiting itself, to the rights contemplated in the 4th Clause, 2nd Paragraph, and excluding the rights contemplated in the 4th Clause, 3rd Paragraph, of which Newark acknowledges the non-transferability.

For the purposes of the 1st Clause, Single Paragraph, of the Stockholders Agreement, the term VCP Business Group is understood to be the undersigning parties or any other companies presently participating, or who may participate, in future, in Aracruz's capital stock,

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and with whom this Term's undersigning parties, jointly or separately, directly or through subsidiaries, maintain control or another form of participation.

All parties being in agreement, they sign the present contract in 03 (three) counterparts equal in form and content, in the presence of two witnesses.

Sao Paulo, November 1, 2001.

[Signature] Raul Calfat, Director, and Valdir Roque, Director, Newark Financial, Inc.

[Signature] Raul Calfat, Director, and Valdir Roque, Director, Votorantim Celulose e Papel S.A.

Witnesses: [Signature] Name: Lorival Aparecido Gomes Prado, Identity No. 20.991.376-9, CPF Taxpayer's Enrollment No. 125.474.798-26.

[Signature] Name: Elton Flavio Silva de Oliveira, Identity No. 20.884.079-5, CPF Taxpayer's Enrollment No. 174.322.408-72

[Stamp and official seal - 12th Official Registry Office - Notary Public Homero Santi - Signature authentication, dated November 1, 2001. [Signature] Danielle Vergel F. Gomes Vasquez, Authorized Clerk].


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Translation # C5458/02 SC               4                     Amerikas Traducoes